Lennox International and Outokumpu complete joint venture agreement

(DALLAS, AUGUST 30,2002) -- Lennox International Inc. (NYSE: LII - News) announced today it has completed the formation of Outokumpu Heatcraft, a joint venture with Outokumpu Oyj of Finland. The joint venture was initially announced on April 22 of this year. Outokumpu has purchased a 55 percent interest in a major portion of LII’s heat transfer business segment for $55 million, with LII retaining 45 percent ownership. As part of the agreement, a separate 50-50 technology partnership will be established to strengthen the leadership position in heat transfer technology for both partners.

After a period of three years, Outokumpu will have the option to purchase the remainder of the business contingent upon several factors, including operating performance of the joint venture.

“We’re pleased to finalize this valuable partnership with Outokumpu,” said Bob Schjerven, LII CEO. “Two companies who are recognized global leaders in their respective industries can now realize valuable synergies and additional business opportunities. It also allows LII to further focus on providing the best finished products and services to our core heating, cooling, and refrigeration markets.”

Outokumpu Copper Products is part of The Outokumpu Group, global leaders in the non-ferrous metals and stainless steel industries. Its main customers are in the electrical, heat transfer, telecommunications, building and construction, and automotive industries. Outokumpu operates manufacturing facilities in the United States, Finland, Sweden, Holland, Spain, China, Malaysia, Thailand, Austria, and Great Britain.

A Fortune 500 company operating in over 70 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at or by contacting Karen O’Shea, Vice President, Communications and Public Relations, at 972-497-5258.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox’ publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.